UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

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Columbia Funds Series Trust I

(Name of Registrant As Specified In Its Charter)

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Active Portfolios® Multi-Manager Small Cap Equity Fund

A SERIES OF COLUMBIA FUNDS SERIES TRUST I

225 Franklin Street

Boston, MA 02110

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF INFORMATION STATEMENT

            , 2014

As a shareholder of the Active Portfolios® Multi-Manager Small Cap Equity Fund (the “Fund”), a series of Columbia Funds Series Trust I (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the change in control of one of the Fund’s existing subadvisers, which triggered the need for a New Subadvisory Agreement (as defined below) with such subadviser. This notice presents only an overview of the more complete Information Statement regarding this event that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you need not take any action.

Summary of Information Statement

The Information Statement provides information about the New Subadvisory Agreement triggered by the change of control of one of the Fund’s subadvisers, Conestoga Capital Advisors, LLC (“Conestoga”). Conestoga is 100% employee-owned. In connection with the planned retirement of Bill Martindale (Co-Founder, Managing Partner, Portfolio Manager and Research Analyst) on July 1, 2014, Mr. Martindale sold his 31.4% ownership of the voting shares of Conestoga to the other Conestoga managing partners (the “Transaction”). The closing of the Transaction (the “Closing”) resulted in a change of control of Conestoga under the Investment Company Act of 1940, as amended (the “1940 Act”) and the automatic termination of the previous subadvisory agreement (the “Previous Subadvisory Agreement”) between Columbia Management Investment Advisers, LLC (“Columbia Management”) and Conestoga relating to, among other things, the provision by Conestoga of subadvisory services to the Fund. At a meeting of the Board of Trustees (the “Board”) of the Trust on June 10-11, 2014, the Board approved a new subadvisory agreement (the “New Subadvisory Agreement”) between Columbia Management and Conestoga, subject to the Closing, which occurred on July 1, 2014. The New Subadvisory Agreement went into effect on July 1, 2014. The New Subadvisory Agreement is materially identical to the Previous Subadvisory Agreement, including with respect to the fee rate payable to Conestoga by Columbia Management.

Columbia Management has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”) that permits Columbia Management, subject to certain conditions, to enter into a new subadvisory agreement with an unaffiliated subadviser (or subadvisers) or to change the terms of an existing subadvisory agreement, provided that the new agreement or the changes to an existing agreement are approved by the Fund’s Board. Although approval by the Fund’s shareholders is not required, the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders.

By sending you this Notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the full Information Statement on the Fund’s website at https://www.columbiamanagement.com/forms-literature/information-statements. The Information Statement will be available on the website until at least             , 2014. To view and print the Information Statement, click on the link of the appropriate information statement in order to open the document. You may request a paper or email copy of the Information Statement, free of charge, by contacting the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or by calling (toll-free) 800-345-6611 by             , 2015. If you do not request a paper or email copy

by this date, you will not otherwise receive a paper or email copy. The Fund’s most recent annual and semiannual reports are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081, calling (toll-free) 800-345-6611 or visiting columbiamanagement.com.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.

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Active Portfolios® Multi-Manager Small Cap Equity Fund

A Series of Columbia Funds Series Trust I

225 Franklin Street

Boston, MA 02110

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

An Important Notice Regarding the Internet Availability of this Information Statement is being mailed on or about            , 2014. This Information Statement is being made available to shareholders of Active Portfolios® Multi-Manager Small Cap Equity Fund (the “Fund”), a series of Columbia Funds Series Trust I (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”) received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits Columbia Management, subject to certain conditions, including the approval by the Fund’s Board of Trustees (the “Board”), to retain an unaffiliated subadviser (or subadvisers), without obtaining shareholder approval, that Columbia Management believes is (are) well suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated May 1, 2010, as amended March 14, 2012 and most recently renewed on June 11, 2014. The Fund has multiple subadvisers who each manage a portion of the Fund’s assets, or a “sleeve” of the Fund. Under the IMS Agreement, Columbia Management monitors the performance of Fund subadvisers on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results. As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with Columbia Management under which the subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with a fund’s and Columbia Management’s policies.

CONESTOGA CAPITAL ADVISORS, LLC AND THE NEW SUBADVISORY AGREEMENT

Conestoga Capital Advisors, LLC (“Conestoga”) is 100% employee-owned. In connection with the planned retirement of Bill Martindale (Co-Founder, Managing Partner, Portfolio Manager and Research Analyst) on July 1, 2014, Mr. Martindale sold his 31.4% ownership of the voting shares of Conestoga to the other Conestoga managing partners (the “Transaction”). The closing of the Transaction (the “Closing”) resulted in a change of control of Conestoga under the 1940 Act and the automatic termination of the previous subadvisory agreement (the “Previous Subadvisory Agreement”) between Columbia Management and Conestoga relating to, among other things, the provision by Conestoga of subadvisory services to the Fund. At a meeting of the Board on June 10-11, 2014, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved a new subadvisory agreement (the “New

Subadvisory Agreement”) between Columbia Management and Conestoga, subject to the Closing, which occurred on July 1, 2014. The New Subadvisory Agreement went into effect on July 1, 2014. The New Subadvisory Agreement is materially identical to the Previous Subadvisory Agreement, including with respect to fees.

IMS Fees Paid to Columbia Management and Subadvisory Fees Paid to Conestoga

Under the IMS Agreement, the Fund pays Columbia Management a management fee as follows:

Active Portfolios® Multi-Manager Small Cap Equity Fund
Net Assets (millions)	Annual rate at each asset level
First $250	0.900%
Next $250	0.850%
Over $500	0.800%

The table above represents the fee rate paid by the Fund to Columbia Management, which did not change as a result of the Closing. Columbia Management, in turn, compensates Conestoga out of its own assets, calculated at the following rate (which did not change as a result of the Closing):

•	0.48% on all assets

	Fees paid by the Fund to Columbia Management for the period from September 1, 2013 through June 30, 2014*	Fees paid by Columbia Management to Conestoga for the period from September 1, 2013 to June 30, 2014
Active Portfolios® Multi-Manager Small Cap Equity Fund (fiscal year ending 8/31/13)	$4,789,620.29	$650,820.30

*	Columbia Management pays Conestoga from these fees. In addition, Columbia Management paid the Fund’s other subadvisers from these fees, which were $396,050.57 for Dalton, Greiner, Hartman, Maher & Co., LLC and $394,720.65 EAM Investors, LLC, respectively, for the same period.

INFORMATION ABOUT CONESTOGA

Conestoga is organized under the laws of the state of Delaware as a limited liability company. Founded in 2001, Conestoga is a 100% employee-owned boutique, independent investment advisory firm specializing in the management of small and mid-cap growth equities. As of June 30, 2014, Conestoga had approximately $1.7 billion in assets under management. Conestoga’s principal offices are located at 550 East Swedesford Road, Suite 120, Wayne, PA 19087.

The following table provides information on the principal executive officers and directors of Conestoga.

Name	Title/Responsibilities	Address
Robert Michael Mitchell	Partner	550 East Swedesford Road, Suite 120, Wayne, PA 19087
Duane Randall Dorazio	Partner, Chief Compliance Officer	550 East Swedesford Road, Suite 120, Wayne, PA 19087
Mark Stanley Clewett	Partner/Owner	550 East Swedesford Road, Suite 120, Wayne, PA 19087
David Michael Lawson	Partner/Owner	550 East Swedesford Road, Suite 120, Wayne, PA 19087
Joseph Francis Monahan	Partner/Owner	550 East Swedesford Road, Suite 120, Wayne, PA 19087

Other Funds with Similar Investment Objectives Managed by Conestoga

Name	Assets Managed by Conestoga as of June 30, 2014	Fee Rate Paid to Conestoga
The Conestoga Small Cap Fund	$745.8 million	0.90	%*
RIF Aggressive Equity Fund	$30.3 million	0.40	%**

*	Conestoga serves as the investment adviser.
**	Conestoga serves as a subadviser.

BOARD CONSIDERATION AND APPROVAL OF THE NEW SUBADVISORY AGREEMENT

On June 11, 2014, the Board and the Independent Trustees who are not interested persons of the Trust unanimously approved, for an initial two-year term, the New Subadvisory Agreement between Columbia Management and Conestoga Capital Advisors, LLC (“Conestoga”), with respect to the Fund, a series of the Trust. As detailed below, the Board and certain of its committees met on multiple occasions to review and discuss, both among themselves and with the management team of Columbia Management, materials provided by Columbia Management before determining to approve the terms of the New Subadvisory Agreement.

In connection with their review and approval of the IMS Agreement with Columbia Management and the New Subadvisory Agreement, the Advisory Fees and Expenses Committee (the “Committee”) and the Board evaluated materials requested from Columbia Management, and discussed these materials with representatives of Columbia Management at Committee meetings held on March 4, 2014, April 30, 2014 and June 10, 2014 and at Board meetings held on April 30, 2014 and June 11, 2014. Through the Board’s Investment Oversight Committees, Trustees also meet with selected Fund portfolio managers and other investment personnel at various times throughout the year. The Committee and the Board also consulted with Fund counsel and with the Independent Trustees’ independent legal counsel, who advised on various matters with respect to the Committee’s and the Board’s considerations and otherwise assisted the Committee and the Board in their deliberations. As part of these deliberations, the Committee and the Board considered the ability of Columbia Management, subject to the approval of the Board, to modify or enter into new subadvisory agreements without a shareholder vote pursuant to an exemptive order of the Securities and Exchange Commission. On June 10, 2014 the Committee recommended that the Board approve the New Subadvisory Agreement. On June 11, 2014, the Board, including the Independent Trustees, voting separately, unanimously approved the New Subadvisory Agreement for the Fund.

The Committee and the Board considered all information that they, their legal counsel, or Columbia Management believed reasonably necessary to evaluate and to determine whether to approve the New Subadvisory Agreement. The information and factors considered by the Committee and the Board in recommending for approval or approving the New Subadvisory Agreement for the Fund included the following:

•	Information on the investment performance of the Fund relative to the performance of a group of mutual funds determined to be comparable to the Fund by an independent third-party data provider, as well as performance relative to benchmarks;

•	Information on the Fund’s advisory fees and total expenses, including information comparing the Fund’s expenses to those of a group of comparable mutual funds, as determined by the independent third-party data provider;

•	Columbia Management’s voluntary agreement to limit or cap total operating expenses for the Fund so that total operating expenses (excluding certain fees and expenses, such as transaction costs and certain other investment related expenses, interest, taxes, acquired fund fees and expenses, and extraordinary expenses) would not exceed the median expenses of a group of comparable funds (as determined from time to time, generally annually, by the independent third-party data provider). This agreement may be terminated at any time by Columbia Management in its sole discretion;

•	The terms and conditions of the New Subadvisory Agreement, including that the terms of the New Subadvisory Agreement were identical to those of the Previous Subadvisory Agreement

•	The current and proposed terms and conditions of other agreements and arrangements with affiliates of Columbia Management relating to the operations of the Fund, including the Administrative Services Agreement, the Distribution Agreement and the Transfer and Dividend Disbursing Agent Agreement;

•	Descriptions of various functions performed by Columbia Management and Conestoga under the Advisory Agreement and New Subadvisory Agreement, including portfolio management and portfolio trading practices;

•	Information regarding the reputation, regulatory history and resources of Columbia Management, including information regarding senior management, portfolio managers and other personnel;

•	Information regarding the capabilities of Columbia Management and Conestoga with respect to compliance monitoring services, including an assessment of Columbia Management’s and Conestoga’s compliance system by the Fund’s Chief Compliance Officer; and

•	The profitability to Columbia Management and its affiliates from their relationships with the Fund.

Nature, Extent and Quality of Services to be Provided under the Subadvisory Agreement

The Committee and the Board considered the nature, extent and quality of services provided to the Fund by Columbia Management, Conestoga and Columbia Management’s affiliates under the IMS Agreement, Previous Subadvisory Agreement and separate agreements for the provision of transfer agency and administrative services, and the resources dedicated to the Fund and the other Columbia Funds by Columbia Management and Conestoga and Columbia Management’s affiliates. The Committee and the Board considered, among other things, Columbia Management’s ability to attract, motivate and retain highly qualified research, advisory and supervisory investment professionals (including personnel and other resources, compensation programs for personnel involved in fund management, reputation and other attributes), the portfolio management services provided by those investment professionals, and the quality of Columbia Management’s investment research capabilities and trade execution services. The Committee and the Board also considered the potential benefits to shareholders of investing in a mutual fund that is part of a fund complex offering exposure to a variety of asset classes and investment disciplines and providing a variety of fund and shareholder services.

The Committee and the Board also considered the professional experience and qualifications of the senior personnel of Columbia Management and Conestoga, which included consideration of Columbia Management’s and Conestoga’s experience with similarly-structured funds. The Committee and the Board noted the compliance programs of and the compliance-related resources provided to the Fund by Columbia Management and its affiliates, and considered Columbia Management’s ability to provide administrative services to the Fund pursuant to a separate Administrative Services Agreement, including Columbia Management’s ability to coordinate the activities of the Fund’s other service providers. The Committee and the Board also noted that the Board had approved Conestoga’s code of ethics and compliance program, and that the Chief Compliance Officer of the Funds monitors the code of ethics and compliance program.

After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the expected nature, extent and quality of the services to be provided to the Fund under the New Subadvisory Agreement supported the approval of the New Subadvisory Agreement.

Subadvisory Fee Rates and Other Expenses

The Committee and the Board considered the subadvisory fees to be charged to Columbia Management under the New Subadvisory Agreement, as well as the total expenses to be incurred by the Fund under the IMS Agreement with Columbia Management. In assessing the reasonableness of the proposed fees under the New Subadvisory Agreement, the Committee and the Board considered, among other information, the proposed subadvisory fees and noted that the subadvisory fees charged to Columbia Management under the New Subadvisory Agreement would be identical to those charged to Columbia Management under the Previous Subadvisory Agreement. The Committee and the Board also considered the fees that Conestoga charges to its other clients, and noted that Columbia Management pays the fees of Conestoga. The Committee and the Board also took into account the fee waiver and expense limitation arrangements agreed to by Columbia Management, as noted above.

After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the subadvisory fee rates and expenses to be charged to Columbia Management supported the approval of the New Subadvisory Agreement.

Costs of Services to be Provided and Profitability

The Committee and the Board also took note of the costs of the services provided (both on an absolute and relative basis) and the profitability to Columbia Management and its affiliates in connection with their relationships with the Fund. In evaluating these considerations, the Committee and the Board took note of the advisory fees charged by Columbia Management to other clients, including fees charged by Columbia Management to institutional separate account clients with similar investment strategies to those of the Fund.

The Committee and the Board also considered the compensation directly or indirectly received by Columbia Management’s affiliates in connection with their relationships with the Fund. The Committee and the Board reviewed information provided by management as to the profitability of Columbia Management and its affiliates of their relationships with the Fund, information about the allocation of expenses used to calculate profitability, and comparisons of profitability levels realized in 2013 to profitability levels realized in 2012. When reviewing profitability, the Committee and the Board also considered court cases in which adviser profitability was an issue in whole or in part, the performance of the Fund, and the expense ratio of the Fund. The Committee and the Board also considered information provided by Columbia Management regarding its financial condition and comparing its profitability to that of other asset management firms that are, or are subsidiaries of, publicly traded companies. Because the Subadvisory Agreement was negotiated at arms-length by Columbia Management, which is responsible for payments to Conestoga thereunder, the Committee and the Board did not consider the profitability to Conestoga of its relationship with the Fund.

After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the costs of services provided and the profitability to Columbia Management and its affiliates from their relationships with the Fund supported the approval of the New Subadvisory Agreement.

Investment Performance

The Committee and the Board reviewed information about the performance of the Fund over various time periods, including performance information relative to benchmarks and information based on reports of the independent third-party data provider that compared the performance of the Fund to the performance of a group of comparable mutual funds, and data provided by the independent fee consultant. The Committee and the Board also reviewed a description of the third party’s methodology for identifying the Fund’s peer groups for purposes of performance and expense comparisons.

The Committee and the Board also considered Columbia Management’s performance and reputation generally, Columbia Management’s historical responsiveness to Board concerns about performance, and Columbia Management’s willingness to take steps intended to improve performance. After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the performance of the Fund, Columbia Management and Conestoga were sufficient, in light of other consideration, to warrant the approval of the New Subadvisory Agreement.

Economies of Scale

The Committee and the Board considered the potential existence of economies of scale in the provision by Columbia Management of services to the Fund, to groups of related funds, and to Columbia Management’s investment advisory clients as a whole, and whether those economies of scale were shared with the Fund through breakpoints in investment advisory fees or other means, such as expense limitation arrangements and additional investments by Columbia Management in investment, trading and compliance resources. The Committee and the Board noted that the investment advisory fee schedules for the Fund contained breakpoints that would reduce the fee rate on assets above specified threshold levels.

The Committee and the Board noted that the Subadvisory Agreement did not contain breakpoints. The Committee and the Board noted that absent a shareholder vote, Columbia Management would bear any increase in fees payable under the Subadvisory Agreement. The Committee and the Board also noted the potential challenges of seeking to tailor the IMS Agreement breakpoints to those of a subadvisory agreement in this context, and the effect that capacity constraints on a subadviser’s ability to manage assets could potentially have on the ability of Columbia Management to achieve economies of scale, as new subadvisers might need to be added as the Fund grows, increasing Columbia Management’s cost of compensating and overseeing the Fund’s subadvisers.

In considering these matters, the Committee and the Board also considered the costs of the services provided and the profitability to Columbia Management and its affiliates from their relationships with the Fund, as discussed above. After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the extent to which any economies of scale were expected to be shared with the Fund supported the approval of the New Subadvisory Agreement.

Other Benefits to Columbia Management

The Committee and the Board noted that in connection with the proposed New Subadvisory Agreement, there would be no additional impact to the “fall-out” or ancillary benefits to be received by Columbia Management and its affiliates or to Conestoga as a result of their relationships with the Fund, beyond those currently enjoyed or available in connection with the Previous Subadvisory Agreement.

Conclusion

The Committee and the Board reviewed all of the above considerations in reaching their decisions to recommend or approve the proposed New Subadvisory Agreement. In their deliberations, the Independent Trustees did not identify any particular information that was all-important or controlling, and individual Trustees may have attributed different weights to the various factors. Based on their evaluation of all factors that they deemed to be material, including those factors described above, and assisted by the advice of independent legal counsel, the Board, including the Independent Trustees, voting separately, unanimously approved the New Subadvisory Agreement.

FUND ASSETS

For a mutual fund managed by multiple subadvisers, such as the Fund, Columbia Management, subject to the oversight of the Board, decides the proportion of Fund assets to be managed by each subadviser, and may change these proportions at any time. As of June 30, 2014, the Fund’s assets were managed as follows:

Columbia Management Investment Advisers, LLC	Conestoga Capital Advisors, LLC	Dalton, Greiner, Hartman, Maher & Co., LLC	EAM Investors, LLC
27%	23%	25%	25%

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, Columbia Management (and certain of its affiliates) receive compensation for providing other services to the Fund.

Administrator

Columbia Management serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or calling 800.345.6611 or visiting columbiamanagement.com.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of June 30, 2014, American Enterprise Investment Services held 100% of the Fund’s Class A shares.

As of June 30, 2014, no Board members or officers of the Fund owned shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in a reasonable time prior to the solicitation of proxies for any such meetings.

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